
      Schedule of Year-To-Date Principal and Interest Distributions
                                  to
                         Certificate Holders

                                             Ending
Class  Interest       Principal      Losses  Balance
A-1    12,802,442.42   1,475,434.26   0.00   25,697,557.58
A-2     4,085,591.17   3,389,103.57   0.00   57,414,408.83
R               0.00           0.00   0.00            0.00
RF-1A           0.00      39,320.54   0.00            0.00
RF-1B           0.00   2,101,390.80   0.00            0.00




